Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-04171, 333-58024, 333‑90462, 333-90464, 333-115654, 333-115653, 333-04167, 333-175239, and 333-198256 on Form S-8 of our reports dated February 20, 2015, relating to the consolidated financial statements and financial statement schedule of ICU Medical, Inc. and subsidiaries, and the effectiveness of ICU Medical, Inc. and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of ICU Medical, Inc. and subsidiaries for the year ended December 31, 2014.

/s/ Deloitte & Touche, LLP

Costa Mesa, California
February 20, 2015